As filed with the Securities and Exchange Commission on October 6, 2022

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-2560811
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

132 E. Putnam Avenue, Floor 2W

Cos Cob, CT 06807

(Address of Principal Executive Offices) (Zip Code)

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

2017 LONG TERM INCENTIVE PLAN

(Full title of the plan)

William J. Rouhana, Jr., Chairman and Chief Executive Officer

Chicken Soup for the Soul Entertainment, Inc.

132 E. Putnam Avenue, Floor 2W

Cos Cob, CT 06807

(Name and address of agent for service)

(203) 861-4000

(Telephone number, including area code, of agent for service)

with a copy to:

David Alan Miller, Esq.

Brian L. Ross, Esq.

Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th floor

New York, NY 10174

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

In accordance with the provisions of Rule 462 promulgated under the Securities Act, the Registration Statement will become effective upon filing with the Securities and Exchange Commission.

EXPLANATORY NOTE

On March 20, 2018, Chicken Soup for the Soul Entertainment, Inc. (the “Registrant” or the “Company” or “CSSE”) filed with the Securities and Exchange Commission (the “SEC”) its Registration Statement on Form S-8, Registration No. 333-223780 (the “2018 Registration Statement”), pursuant to which it registered 1,250,000 shares of its Class A common stock, par value $0.0001 per share (the “Common Stock”), to be offered and sold under the Chicken Soup for the Soul Entertainment, Inc. 2017 Long Term Incentive Plan (the “Plan”). On December 12, 2021, the Company filed with the SEC a Registration Statement on Form S-8, Registration No. 333-261748 (the “2021 Registration Statement” and collectively with the 2018 Registration Statement, the “Previous Registration Statements”), pursuant to which it registered 1,250,000 shares of its Common Stock to be offered and sold under the Plan.

This Registration Statement on Form S-8 has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of registering under the Securities Act 2,500,000 additional shares of Common Stock to be offered and sold under the Plan. Pursuant to General Instruction E to Form S-8, the contents of the Previous Registration Statements are incorporated into this Registration Statement by reference, except as amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.          Plan Information.*

Item 2.          Registrant Information and Employee Plan Annual Information.*

*	The information required by this Part I is omitted from this Registration Statement in accordance with rules and regulations under the Securities Act, and the Note to Part I of Form S-8. The documents containing the information specified in this Part I will be sent or given to employees, officers, directors, or others as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents that we have previously filed with the SEC are incorporated by reference in this registration statement (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 of Regulation S-K and any exhibits included with such items):

•	The Company’s Registration Statements on Form S-8 filed with the Commission on filed on March 20, 2018 and December 12, 2021.

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Commission on March 31, 2022, as amended by Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2021, filed with the Commission on April 29, 2022;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the Commission on May 11, 2022, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the Commission on August 12, 2022;

•	the Company’s Current Reports on Form 8-K filed with the Commission on January 11, 2022, January 18, 2022, January 26, 2022, February 18, 2022, February 28, 2022, March 3, 2022 (as amended by the Company’s Current Report on Form 8-K/A filed with the Commission on March 8, 2022), March 18, 2022, April 7, 2022, April 18, 2022, April 22, 2022, May 9, 2022, May 11, 2022 (as amended by the Company’s Current Reports on Form 8-K/A filed with the Commission on May 12, 2022 and June 6, 2022, respectively), May 17, 2022, May 18, 2022, June 17, 2022, June 30, 2022, July 18, 2022, August 12, 2022 (for avoidance of doubt, each of the first and second Current Report on Form 8-K filed with the Commission on such date, respectively; the first as amended by the Company’s Current Report on Form 8-K/A filed with the Commission on August 15, 2022), August 18, 2022; September 13, 2022; and September 16, 2022.

•	the description of the Class A common stock set forth in the Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act on July 2, 2021 (including any amendments or reports filed for the purpose of updating such description);

•	Form 1-A and the Offering Circular included therein, qualified on July 13, 2017 (filed on July 11, 2017), as amended by post-effective amendment, qualified on August 17, 2017, registering our initial public offering of securities, pursuant to Regulation A+ of the Securities Act;

•	Form 8-A, filed on June 21, 2017, effective on August 17, 2017, registering our common stock under Section 12(b) of the Exchange Act of 1934, as amended (“Exchange Act”); and

•	Schedule 14A and the Proxy Statement included therein, filed on May 18, 2022.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such items), will be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective date of filing. Any statement contained in a document incorporated by reference in this registration statement will be modified or superseded for all purposes to the extent that a statement contained in this registration statement or in any other subsequently filed document which is incorporated by reference modifies or replaces the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Graubard Miller issued the opinion as to the legality of the shares of our common stock being registered pursuant to this registration statement. Graubard Miller and certain of its partners and family members own certain shares of the Common Stock and Class W warrants to purchase shares of Common Stock and certain Class B membership interests in Chicken Soup for the Soul Holdings, LLC, our ultimate parent company.

Item 6.          Indemnification of Directors and Officers.

Our certificate of incorporation provides that, to the fullest extent permitted by law, a director of Chicken Soup for the Soul Entertainment, Inc. (the “Corporation”) shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director.

Article Eight of our certificate of incorporation also provides:

“The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liabilities and losses suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal, or modification of this Paragraph EIGHTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.”

Furthermore, our bylaws provide (A) for indemnification of Covered Persons as set forth above, and (B) that there shall be no personal liability of directors or officers of the Corporation to any stockholder for monetary damages for breach of fiduciary duty as a director or officer, provided that the bylaws shall not limit the liability of a director or officer for: (i) any breach of the duty of loyalty to the Corporation or its stockholders, (ii) actions or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director or officer derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law also provides for indemnification of officers, directors, employees, and agents of Delaware corporations. It is set forth below:

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

We have entered into, and intend to continue to enter into, separate indemnification agreements with our directors, executive officers, and other key employees, in addition to the indemnification provided for in our certificate of incorporation and bylaws. We also have directors and officers insurance which includes insurance for claims against these persons brought under securities laws.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.          Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing procedures, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cos Cob, Connecticut on this 6th day of October, 2022.

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

By:	/s/ William J. Rouhana, Jr.
William J. Rouhana, Jr.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Rouhana, Jr. as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign this registration statement, any and all amendments thereto (including post-effective amendments), and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 6th day of October, 2022.

Signature	Title

/s/ William J. Rouhana, Jr. William J. Rouhana, Jr.	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Christopher Mitchell Christopher Mitchell	Chief Financial Officer (Principal Financial Officer)

/s/ Jason Meier Jason Meier	Chief Accounting Officer (Principal Accounting Officer)

/s/ Amy L. Newmark Amy L. Newmark	Director

/s/ Cosmo DeNicola Cosmo DeNicola	Director

/s/ Fred M. Cohen Fred M. Cohen	Director

/s/ Christina Weiss Lurie Christina Weiss Lurie	Director

/s/ Diana Wilkin Diana Wilkin	Director

/s/ Vikram Somaya Vikram Somaya	Director

/s/ Martin Pompadur Martin Pompadur	Director

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Graubard Miller (filed herewith).

10.1	Chicken Soup for the Soul Entertainment, Inc. Amended and Restated 2017 Long Term Incentive Plan (filed herewith).

10.2	Form of Stock Option Agreement (filed herewith).

23.1	Consent of Rosenfield and Company, PLLC (filed herewith).

23.2	Consent of Moss Adams LLP (filed herewith).

23.3	Consent of Grant Thornton LLP (filed herewith).

23.4	Consent of Graubard Miller (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

107	Filing Fee Table.